UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2012

Omnicare, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

1-8269	31-1001351
(Commission File Number)	(I.R.S. Employer Identification No.)

900 Omnicare Center 201 East 4th Street Cincinnati, Ohio 45202
(Address of Principal Executive Offices, Including Zip Code)

(513) 719-2600
(Registrant's telephone number, including area code)

Not applicable
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On November 29, 2012, Omnicare, Inc. (the “Company”) entered into an accelerated share repurchase agreement (the “ASR Agreement”) with Goldman, Sachs & Co. (“Goldman”) pursuant to which the Company will repurchase $250 million of its outstanding common stock.
Pursuant to the ASR Agreement, the Company will make a $250 million payment to Goldman on November 30, 2012 and will receive an initial number of approximately 5.8 million shares of its outstanding common stock from Goldman on the same day. The specific number of shares that the Company ultimately will repurchase under the ASR Agreement will be based generally on the average of the daily volume-weighted average price per share of the Company's common stock during a repurchase period, subject to adjustments pursuant to the terms and conditions of the ASR Agreement. At settlement, under certain circumstances, Goldman may be required to deliver additional shares of common stock to the Company, or, under certain circumstances, the Company may be required to deliver shares of its common stock or may elect to make a cash payment to Goldman. The ASR Agreement contains provisions customary for agreements of this type, including provisions for adjustments to the transaction terms, the circumstances generally under which the ASR Agreement may be accelerated, extended or terminated early by Goldman and various acknowledgements, representations and warranties made by the parties to one another. The transaction is expected to be completed during the first half of 2013.

The Company entered into the ASR Agreement pursuant to, and as part of, the Company's previously disclosed share repurchase program, most recently authorized by its board of directors on September 12, 2012. As of September 30, 2012, the Company had approximately $498 million of share repurchase authority remaining.

Item 8.01.	Other Events
On November 28, 2012, the Company terminated its 10b5-1 stock buying plan entered into on February 29, 2012.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, Omnicare, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNICARE, INC.

By:	/s/Alexander M. Kayne
Name: Alexander M. Kayne
Title: Senior Vice President, General Counsel and Secretary

Dated:  November 29, 2012